Exhibit 99.1

EXULT, INC. ANNOUNCES PROPOSED CONVERTIBLE SENIOR NOTES OFFERING

Irvine, California, September 23, 2003 — Exult, Inc. (Nasdaq: EXLT) announced today that it intends to offer, subject to market and other conditions, approximately $100 million aggregate principal amount of its convertible senior notes through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering price, the interest rate and the number of shares issuable upon conversion of the notes will be determined by negotiations between the company and the initial purchasers of the notes.

The company expects to grant the initial purchasers an option to purchase up to an additional $10 million principal amount of notes.

The company expects to use the net proceeds of the offering for working capital and general corporate purposes, including to fund contract costs, continued development and expansion of its infrastructure and service capacity and acquisition and development of assets, including intangible assets. The company may also use a portion of the net proceeds to acquire or invest in businesses, technologies, products or services that are complementary to its business. Pending their use, the company intends to invest the net proceeds of the offering primarily in short-term, investment-grade, interest bearing instruments and in U.S. government debt securities and high-grade investment quality debt securities with maturities of less than three years.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release contains forward-looking statements. These forward-looking statements include Exult’s intention to raise proceeds through the offering and sale of the convertible senior notes, the intended use of proceeds and the anticipated terms of such notes. Actual results may differ materially from the results predicted or implied by the forward-looking statements. There can be no assurance that Exult will complete the offering on the anticipated terms or at all. Exult’s ability to complete the offering is subject to a number of risks and will depend, among other things, on market conditions. In addition, Exult’s business is subject to risks. More information about the risks to which Exult is subject is available in Exult’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings made from time to time with the Securities and Exchange Commission. Special attention is directed to the portions of those documents entitled “Risk Factors.” Exult undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.